Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW OHM LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement of New Ohm LLC (this “Agreement”), dated as of March 6, 2022, is adopted, executed and agreed to by the Sole Member (as defined below).

WHEREAS, the Company was formed as a limited liability company on February 18, 2022 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time; and

WHEREAS, the Sole Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Sole Member agrees as follows:

1.    Formation. Effective with the filing of the Certificate (as defined below) on February 18, 2022, pursuant to Section 2 of this Agreement, New Ohm LLC (the “Company”) was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.    Term; Authorized Units. The Company commenced on the effective date of the filing of the Certificate of Formation (the “Certificate”) pursuant to the Act and shall have a perpetual existence, unless and until it is dissolved in accordance with Section 10 below. The number of authorized units representing membership interests in the Company issued and outstanding shall be 1,000.

3.    Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as determined by the Sole Member from time to time in the manner provided by applicable law.

4.    Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

5.    Sole Member. Oasis Petroleum Inc. (the “Sole Member”) shall be the sole member of the Company.

6.    Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7.    Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) enjoy all other rights, benefits and interests in the Company.

8.    Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

9.    Officers. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

10.    Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. To the maximum extent permitted by law, no other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

11.    Liability.

(a)    The Sole Member and the officers shall not have any liability for the obligations or liabilities of the Company except to the extent provided herein or required by applicable law.

(b)    The Company shall indemnify and hold harmless the Sole Member and the officers and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives, and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons, to the fullest extent permitted by applicable law.

12.    Amendment. This Agreement may be amended from time to time only by a written consent executed by the Sole Member.

13.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first written above.

SOLE MEMBER:

OASIS PETROLEUM INC.

By:	/s/ Nickolas J. Lorentzatos
Name:	Nickolas J. Lorentzatos
Title:	Executive Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

NEW OHM LLC